EXHIBIT 23.1





INDEPENDENT  AUDITORS'  CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-20964, No. 33-24364, No. 33-41604, No. 33-52473, No. 33-54402, No. 33-54404
and No. 333-94945 of Weingarten Realty Investors on Form S-8, in Post-Effective Amendment No. 1 to Registration Statement 33-25581 of Weingarten Realty Investors on Form S-8 and in Registration Statement No. 333-85967 and No.
333-57508 of Weingarten Realty Investors on Form S-3 of our report dated September 13, 2001 relating to the Statement of Revenue and Certain Expenses for the year ended December 31, 2000 of Colonial Plaza Market Center, included in this Current Report on Form 8-K/A of Weingarten Realty Investors.



DELOITTE  &  TOUCHE  LLP
Houston,  Texas
October  29,  2001